Pierre Soulages

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Pierre Soulages (b. 1919) is an outstanding abstract painter, who is considered to be a national treasure in France and is one of only three artists to see a retrospective mounted by the Louvre, Paris, in their lifetime.

DEAL TERMS
SIMILAR SALES
BIOGRAPHY
MEDIA
DOCUMENTS


Pierre Soulages
Peinture 102 × 130 cm, 11 Juin 2007
Signed, titled and dated 'Soulages 11-06-07' verso
Acrylic on canvas
40 ⅛ in × 51 ⅛ in (101.92 cm × 129.86 cm)

WHY WE LIKE THIS PAINTING


04:25
almost in spite . . .

19.7%
PRICE APPRECIATION OF SIMILAR WORKS BY SOULAGES

12.9%
HISTORICAL ARTIST MARKET RETURNS BY SOULAGES

Important Disclosures*

'Peinture 102 × 130 cm, 11 Juin 2007' is a perfect example of a work from Pierre Soulages' Outrenoir series, which he began to develop in 1979 and solidified in the early 2000s.

The color, scale, and presentation of the Painting are emblematic of the Artist's most desirable works from the last two decades. These black monochrome paintings, which are rooted in his exploration of the reflection of light off the black surface, have become recognized as a signature style in Soulages' practice. Despite the artist's great standing and significance in the art world, his prices have only recently begun to keep pace with his accomplishments. Though as of December 31, 2010, the record auction price for any outrenoir painting was just under $245,000, in 2018 a massive triptych from the series sold for $2.85 million.

Deal Terms

THE PAINTING

Peinture 102 × 130 cm, 11 Juin 2007

Masterworks acquired *Peinture 102 × 130 cm, 11 Juin 2007* (2007), which measures 40 inches by 51 inches, in a privately negotiated transaction on April 16th, 2020.



Peinture 102 × 130 cm, 11 Juin 2007
2007

Signed, titled and dated 'Soulages 11-06-07' verso
Acrylic on canvas
40 ⅛ in × 51 ⅛ in (101.92 cm × 129.86 cm)

HISTORICAL PERFORMANCE OF SIMILAR WORKS BY SOULAGES

19.7%*

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modelling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance may not be indicative of future performance.

The set of similar sales comprise paintings by Pierre Soulages with the following criteria: all black paintings, created between 2002 and 2011, measuring no smaller than 30 by 30 inches and no larger than 90 by 90 inches. The data was sourced from publicly available auction records and does not include private sales, except the acquisition of the Painting.
Important Disclosures*

APPRAISED VALUE

$1,100,000

Immediately prior to acquisition, the painting was appraised for $1,100,000 by an independent third-party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals. Please see Offering Circular for more information.

OFFERING SIZE

$990,000

SEC FILING

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov/edgar—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Soulages



$2.25m
$2m
$1.75m
$1.50m
$1.25m
$1m
$750k
$500k
$250k
$0
2007
2010
2013
2016
2019

The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance may not be indicative of future performance.

The set of similar sales comprise paintings by Pierre Soulages with the following criteria: all black paintings, created between 2002 and 2011, measuring no smaller than 30 by 30 inches and no larger than 90 by 90 inches. The data was sourced from publicly available auction records and does not include private sales, except the acquisition of the Painting. Important Disclosures*

Sale Price	**$1,141,471**



Peinture 202 × 143 cm, 17 Juin 2008

Auction House	Sotheby's
Sale Date	Jun 5, 2019
Year Created	2008
Sold For	**$1,698,979**



Peinture 157 × 222 cm, 25 Octobre 2006

Auction House	Sotheby's
Sale Date	Dec 4, 2019
Years Created	2006
Sale Price	**$2,141,176**

Historical Returns

Historical price appreciation reflects an annualized median return for all artworks (rather than securities) bought and sold at auction, including purchase and sale commissions paid to the auction house. Historical returns are also not comparable to or intended to represent or be a proxy for returns on Masterworks shares. Past performance is no guarantee of future results, and an investor can lose money

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE
$123,755

SALE PRICE
$4,276,463

TOTAL RETURN
▲ **34.56x** (15 years)



PURCHASE PRICE
$207,174

SALE PRICE
$1,929,892

TOTAL RETURN
▲ **9.32x** (25 years)



PURCHASE PRICE
$74,019

SALE PRICE
$1,101,764

TOTAL RETURN
▲ **14.88x** (18 years)



PURCHASE PRICE
$25,938

SALE PRICE
$188,265

TOTAL RETURN
▲ **7.26x** (24 years)



PURCHASE PRICE
$102,099

SALE PRICE
$1,289,779

TOTAL RETURN
▲ **12.63x** (19 years)



PURCHASE PRICE
$32,954

SALE PRICE
$231,105

TOTAL RETURN
▲ **7.01x** (16 years)

MORE RESULTS

Biography

Pierre Soulages (b. 1919) is considered to be one of the most important and accomplished French painters still working today. Soulages began his artistic education in 1938, at the prestigious École nationale supérieure des Beaux-Arts in Paris, but never finished his formal schooling. After serving in the military during World War II, Soulages returned to Paris in 1946, and began working wholly in an abstract style. Over the course of his decades-long career, Soulages' commitment to abstraction and interest in the properties of black paint has not wavered. Though his late 1950s and early 1960s works feature hints of color, in the decades that followed, black began to dominate his practice, resulting in his extremely sought after shimmering 'Outrenoir', or 'beyond black' monochrome paintings.

Paintings by Pierre Soulages are held in some of the most important permanent collections in the world, including the Guggenheim Museum, the Tate Modern in London, and the Centre Pompidou in Paris. Additionally, in 2001, Soulages became the first living artist to have an exhibition in Saint Petersburg's State Hermitage Museum, and in 2019, he became only the third artist to receive a solo show at the Louvre during their lifetime, along with Marc Chagall and Pablo Picasso. Soulages is also one of the few artists to have inaugurated a museum dedicated exclusively to his work, to which he and his wife donated around 500 works; it is located in his home town of Rodez, France.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$48,273,266

2019 TOTAL LOTS SOLD

154

Media




SOULAGES

Documents

Offering Circular	Official Filing on sec.gov/edgar
Provenance	Collection of Pierre Soulages. Private Collection. Acquired by Masterworks from a Private Gallery.

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